Ex. 10.29

ALICO incorporated

December 15, 2015

Mr. James Sampel
Via e-mail

Dear James:

We are pleased to offer you the position of Chief Information Officer. This position will report directly to the Chief Financial Officer.

The following delineates your compensation and benefits package offer. This employment offer is based upon your successful completion of a background check and pre-employment drug testing prior to your start date.

- Starting annual base salary of $200,000 paid on a weekly basis;
- Bonus of 0%-30% based on listed objectives attained;
- Eligible for group insurance benefits consisting of health, dental, life, vision and disability insurance based on the Company's policies;
- Eligible for the Alico, Inc. 401(k) Profit Sharing Plan based on the design and eligibility requirements;
- Paid Time Off will accrue at .25 days per week of service and be awarded annually in January;
- Discretionary travel budget of $12,000;
- Offer contingent on start date no later than December 15th, 2015.

While this offer is made with confidence that your employment with Alico, Inc. will be a mutually rewarding experience, either you or the Company is free to discontinue this relationship at any time for any reason. Accordingly, your employment at Alico, Inc. is employment-at-will and does not constitute an employment contract.

James, we are excited about having you join our management team. We trust that your experience will be both rewarding and challenging, and we believe that you will make significant contributions and bring much value to our Company in helping us achieve our mission.

Please confirm your acceptance of this offer by signing below and returning no later than December 15th, 2015 to Ginnie White, Director of Human Resources at gwhite@alicoinc.com.

Sincerely Yours,

Ginnie White
Director of Human Resources

James E. Sampel _______________ 12-15-15

ACCEPTED BY: DATE